FOR IMMEDIATE RELEASE:
First Carolina Financial Services Reports Net Income of $5.1 Million, or $0.20 Per Diluted Share, for the Second Quarter of 2026
RALEIGH, N.C. (July 30, 2026) – First Carolina Financial Services, Inc. (NYSE: FCBM) (“First Carolina,” the “Company,” “we,” “our,” or “us”), today reported net income of $5.1 million, or $0.20 per diluted share, for the second quarter of 2026, compared to $4.6 million, or $0.18 per diluted share, for the second quarter of 2025, an 11.0% increase in net income. All per share data has been adjusted to reflect the two-for-one stock split completed on June 17, 2026.

The quarter marked a transformational milestone for First Carolina. On June 22, 2026, the Company successfully completed its initial public offering (the “IPO”) of 5,500,000 shares of common stock at a public offering price of $12.50 per share. First Carolina's common stock began trading on the New York Stock Exchange (“NYSE”) on June 18, 2026, under the ticker symbol “FCBM.” On June 29, 2026, the underwriters of the IPO exercised their option to purchase additional shares in full, resulting in the sale of an additional 825,000 shares of the Company’s common stock at the public offering price per share. Inclusive of the shares purchased pursuant to the underwriters' option, the Company received net proceeds of approximately $69.3 million, after deducting underwriting discounts and commissions and expenses of the offering.

“The first half of 2026 was a landmark period for First Carolina as we successfully completed our initial public offering while continuing to deliver solid financial performance,” said Ron Day, Chairman, President, and Chief Executive Officer. “Our results were driven by solid loan production and net loan growth, material deposit optimization activities, expanding year-over-year net interest margin, disciplined expense management, and exceptional execution across the organization. In particular, in our traditional banking business, for the first six months of 2026, brokered deposits declined $211 million and were replaced by $246 million in less expensive, non-brokered deposits.

“What continues to set First Carolina apart is the strength and diversity of our business model. Through our Commercial Banking, Payments, Consumer Banking, and Wealth Management businesses, we are well positioned to serve clients across every stage of their financial journey. Commercial loan production remains robust, with a focus on new variable-rate loan originations to replace maturing lower-yield legacy loans, and this has helped to improve the overall profitability of our balance sheet. At the same time, we are deepening relationships with commercial clients through treasury management solutions that enhance customer engagement and drive valuable operating deposit growth.”

Day added, “With respect to our Payments business, we continue to strengthen our competitive position by expanding our service offerings. For example, we are partnering with U.S. Bank, a leader in prepaid card solutions, to develop a prepaid card option, which we anticipate will allow us to expand the range of disbursement choices made available to our higher-education institution clients and their students. We have successfully integrated the Payments business into First Carolina and are now focused on the broader banking opportunity across higher education as a strategic growth vertical. Demonstrating this shift, as of June 30, 2026, we have successfully placed $37 million in loan facilities and secured over $37 million in deposits from our base of higher-education institution clients, since completing our acquisition of BM Technologies, Inc. in January 2025.

We believe our diversified model will be a true differentiator, and we see emerging tailwinds that give us great confidence in our team's ability to deliver strong shareholder returns while staying grounded in our core values.”

Second Quarter 2026 Performance Highlights:
•Net income of $5.1 million, an increase of 11.0% from the second quarter of 2025.
•Successfully completed the Company's IPO and NYSE listing, significantly enhancing capital flexibility and growth opportunities.
•Generated $58.1 million of loan growth, representing an annualized growth rate of 8.9%.
•Expanded net interest margin by 18 basis points on a year-over-year comparative-quarter basis to 3.23%.
•Increased second quarter net interest income by 8.8% year over year.
•Maintained exceptional credit quality with zero net loan charge-offs during the quarter.
•Reduced higher-cost certificates of deposit by 24.4% during the quarter and 53.5% over the past year, supporting funding cost improvements.
•Continued strong capital levels with average shareholders' equity representing 10.53% of average assets.
•Improved asset quality, with nonperforming assets declining to 0.65% of total assets compared to 0.89% a year ago.
•Ended the quarter with book value per share of $13.88 and tangible book value per share1 of $11.66.
•Return on average assets (“ROAA”) of 0.60%.
•Return on average equity (“ROAE”) of 5.71%; Return on average tangible common equity (“ROATCE”)1 of 7.09%.

(1)Considered non-GAAP financial measure - See "Non-GAAP Financial Measures" and reconciliation of GAAP to non-GAAP financial measures in the financial tables section of the press release.
Operating Highlights
Net interest income totaled $25.6 million for the second quarter of 2026, an increase of $2.1 million, or 8.8%, over the second quarter of 2025, reflecting continued balance sheet strength and revenue generation. The Company's net interest margin was 3.23% for the second quarter of 2026, representing an 18-basis point improvement over the prior year period, driven primarily by lower interest-bearing deposit costs. Net interest margin declined modestly by two basis points from the first quarter of 2026, largely attributable to the seasonality in deposits generated by the Company’s Payments business. Noninterest-bearing deposits in the Payments business regularly decline in the second quarter of each fiscal year from the preceding first quarter period, primarily due to the educational calendar. More broadly, the Company continues to benefit from ongoing deposit repricing initiatives and a favorable shift in earning asset yields.

The yield on average interest-earning assets was 5.92% for the second quarter of 2026, compared to 6.02% for the second quarter of 2025, a decrease of 10 basis points primarily reflecting lower yield on the securities portfolio and short-term, floating rate investments in a declining rate environment. The yield on average interest-earning assets increased from 5.82% in the first quarter of 2026 to 5.92% for the second quarter of 2026, primarily attributable to an improvement in loan yields, reflecting the strength of the Company's lending franchise and loan portfolio pricing, partially offset by a decline in the yield on securities available for sale. The Company delivered meaningful growth in net interest income and year-over-year expansion in net interest margin.

The Company’s total cost of funds was 2.84% for the second quarter of 2026, a decrease of 30 basis points compared to the second quarter of 2025. Deposit costs were 2.75% for the second quarter of 2026, compared to 3.05% for the second quarter of 2025, a decrease of 30 basis points, and compared to 2.63% for the first quarter of 2026, an increase of 12 basis points. The cost of interest-bearing liabilities was 3.58% for the second quarter of 2026, a decrease of 42 basis points compared to 4.00% for the second quarter of 2025, and a decrease of 1 basis point compared to 3.59% for the first quarter of 2026, reflecting the strategic shift of deposits from time deposits to money market and savings accounts. Management believes the declines in total cost of funds, deposit costs, and cost of interest-bearing liabilities in the second quarter of 2026 versus the second quarter of 2025 are particularly instructive, as it eliminates the impact of the seasonality of the Payments business deposit flows, as compared to the linked-quarter comparisons.

Noninterest income totaled $6.7 million for the second quarter of 2026, a decrease of $6.5 million, or 49.5%, from the second quarter of 2025. The decrease primarily reflects the planned discontinuation in 2025 of a banking-as-a-service partnership inherited through the BM Technologies’ acquisition that was not consistent with the Company's long-term strategic focus. Accordingly, results for the second quarter of 2025 are not directly comparable to those for the second quarter of 2026. Noninterest expense totaled $25.5 million for the second quarter of 2026, a decrease of $5.2 million, or 17.1%, from the second quarter of 2025. The decline was primarily driven by right sizing the BM Technologies’ workforce post acquisition, which resulted in lower salaries and employee benefits expense, as well as by reduced consumer fraud and transaction losses and lower data processing expense, reflecting the Company's continued focus on disciplined expense management and operating efficiency.

The Company's effective tax rate was 21.5% for the second quarter of 2026, compared to 25.4% for the second quarter of 2025 and 19.4% for the first quarter of 2026. The lower effective tax rate compared to the prior-year quarter was primarily attributable to state income tax, non-taxable income resulting from the change in cash surrender value of bank-owned life insurance, a decrease in non-deductible expenses, and a tax credit for research and development.

Balance Sheet Trends
Total assets were $3.41 billion at June 30, 2026, reflecting an increase of $19.4 million, or 0.6%, compared to June 30, 2025. Gross loans were $2.74 billion at June 30, 2026, an increase of $45.7 million, or 1.7%, compared to June 30, 2025, and an increase of $58.1 million, or 2.2% from $2.68 billion at March 31, 2026.

Total deposits were $2.83 billion at June 30, 2026, reflecting a decrease of $107.5 million, or 3.7%, compared to June 30, 2025. The Company continues to shift its deposit mix away from higher-cost certificates of deposit (brokered and non-brokered) and toward lower-cost core deposits. Certificates of deposit were $678.3 million at June 30, 2026, a $780.8 million, or 53.5%, decrease compared to June 30, 2025, and a $219.3 million, or 24.4%, decrease compared to March 31, 2026.

Credit Quality
During the second quarter of 2026, the Company recorded a provision for credit losses of $273 thousand, compared to a recovery for credit losses of $169 thousand in the second quarter of 2025, and a recovery for credit losses of $398 thousand during the first quarter of 2026. The provision recorded during the second quarter of 2026 was primarily due to strong loan growth, offset by positive changes in economic factors and no net loan charge-offs for the period. The Company's annualized net charge-offs to average loans held for investment ratio remained steady at 0.00% across the second quarter of 2026, the preceding quarter, and one year prior.

Nonperforming assets totaled $22.3 million, or 0.65% of total assets, at June 30, 2026, compared to $30 million, or 0.89% of total assets, at June 30, 2025, and $22.3 million, or 0.65% of total assets at March 31, 2026.

About First Carolina Financial Services, Inc.
First Carolina Financial Services, Inc. (NYSE: FCBM) operates as a bank holding company for First Carolina Bank that provides financial services for businesses, higher education institutions, and individuals. First Carolina offers a range of deposit and loan products and trust services. First Carolina is headquartered in Raleigh, North Carolina with full-service banking offices in Rocky Mount, Raleigh, Wilmington, Cary, and Reidsville, North Carolina; Virginia Beach, Virginia; Columbia and Greenville, South Carolina; and Atlanta, Georgia. For more information, please visit firstcarolinabank.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this press release. The inclusion of our website address in this press release is only as an inactive textual reference.

Company Note Regarding Forward-Looking Statements
This press release contains, and future oral and written statements by us and our management may contain, forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussion of plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, statements that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “see,” “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control and could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: adverse developments in our borrowers’ industries and, in particular, declines in real estate values; our ability to maintain compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed by our business; our ability to manage growth; the loss of any of our key employees; changes in the interest rates affecting our deposits, loans, and securities portfolio; our ability to maintain adequate liquidity and control our cost of funds; the strength of the economy in our current and future market areas, as well as general economic, market, or business conditions; negative developments in the financial industry and credit markets; an insufficient allowance for credit losses as a result of inaccurate assumptions or otherwise; the ability of our current and any future markets to weather a downturn in the economy; our potential growth, including loans, deposits, and our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth; changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets; changes in laws, regulations and the policies of federal or state regulators and agencies or interpretations thereof; governmental monetary and fiscal policies, including the policies of the Federal Reserve; our ability to maintain internal control over financial reporting and an effective risk management framework; our effective use of technology or an interruption or breach in security of our information systems; our reliance on secondary sources, such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs; inaccurate or incomplete information about our clients; our ability to assess and manage our asset quality; natural disasters, pandemics or other public health crises, war, terrorist activities or civil unrest and their effects on the economic and business environments in which we operate; risks associated with unauthorized access, cyber-crime and other threats to data security; and other risks and uncertainties described under “Risk Factors” of our Registration Statement on Form S-1 and subsequent filings with the U.S. Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact:

Kristen Brabble
Chief Operating Officer
252-451-2964
investorrelations@firstcarolinabank.com

FIRST CAROLINA FINANCIAL SERVICES, INC.
QUARTER END BALANCE SHEETS

(dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	June 30, 2025
	(unaudited)	(unaudited)	(audited)	(unaudited)
Assets
Cash and cash equivalents	$118,821	$190,323	$134,116	$151,910
Investment securities, available for sale	325,341	331,641	312,090	284,608
Investment securities, held to maturity	-	-	-	37,421
Federal Home Loan Bank stock, at cost	4,739	2,364	5,732	2,143
Loans receivable	2,742,549	2,684,469	2,648,174	2,696,875
Allowance for credit losses	(22,064)	(21,121)	(20,893)	(21,760)
Net loans	2,720,485	2,663,348	2,627,281	2,675,115
Premises and equipment, net	42,077	43,531	44,707	46,331
Goodwill and intangible assets, net	69,009	69,702	70,395	67,870
Deferred tax asset	24,055	24,092	25,142	31,366
Bank-owned life insurance	68,577	58,910	58,356	57,239
Prepaid expenses and other assets	32,825	34,466	39,689	32,492
Total assets	$3,405,929	$3,418,377	$3,317,508	$3,386,495
Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest bearing DDA	$563,008	$658,707	$533,232	$577,066
Interest bearing DDA	572,971	479,032	376,537	284,266
Savings and money market	1,016,471	931,271	759,197	617,869
Certificates of deposit	678,265	897,584	1,126,707	1,459,023
Total deposits	2,830,715	2,966,594	2,795,673	2,938,224
Federal Home Loan Bank advances	50,000	-	75,000	-
Subordinated debt, net	63,489	63,463	63,436	63,383
Allowance for credit losses on off-balance sheet credit exposures	2,493	3,164	3,794	3,289
Accrued expenses and other liabilities	28,028	31,802	32,680	32,054
Total liabilities	2,974,725	3,065,023	2,970,583	3,036,950
Shareholders' equity
Common stock	15,535	12,307	12,261	12,483
Additional paid-in capital	309,745	240,684	239,903	243,631
Retained earnings	106,254	101,160	95,249	93,665
Accumulated other comprehensive loss	(330)	(797)	(488)	(234)
Total shareholders' equity	431,204	353,354	346,925	349,545
Total liabilities and shareholders' equity	$3,405,929	$3,418,377	$3,317,508	$3,386,495

FIRST CAROLINA FINANCIAL SERVICES, INC.
STATEMENTS OF OPERATIONS (unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income
Interest on cash and due from banks	$1,424	$1,940	$2,136	$3,364	$4,277
Loans, including fees	41,592	40,063	41,174	81,655	81,112
Investment securities	3,786	3,693	3,001	7,479	5,255
Other interest and dividends	44	45	47	89	123
Total interest income	46,846	45,741	46,358	92,587	90,767
Interest expense
Deposits	19,951	19,076	21,439	39,027	40,878
Borrowings	1,307	1,138	1,390	2,445	2,574
Total interest expense	21,258	20,214	22,829	41,472	43,452
Net interest income	25,588	25,527	23,529	51,115	47,315
Provision (recovery) for credit losses	273	(398)	(169)	(125)	363
Net interest income after provision for credit losses	25,315	25,925	23,698	51,240	46,952
Noninterest income
Service charges on deposit accounts	5,538	6,825	12,095	12,363	19,929
Gain on sale of securities, net	-	108	-	108	-
Bank-owned life insurance	636	554	348	1,190	692
Other noninterest income	501	154	763	655	2,273
Total noninterest income	6,675	7,641	13,206	14,316	22,894
Noninterest expense
Salaries and employee benefits	11,662	12,399	15,215	24,061	27,596
Occupancy and equipment	4,013	4,325	3,902	8,338	6,901
Data processing	1,738	1,952	2,302	3,690	4,146
Other professional fees	3,183	2,506	2,198	5,689	3,569
Service fees	95	75	75	170	1,853
Federal deposit insurance premiums	650	1,050	795	1,700	1,590
Consumer fraud and transaction losses	1,432	1,338	3,522	2,770	7,039
Other noninterest expense	2,729	2,587	2,737	5,316	5,170
Total noninterest expense	25,502	26,232	30,746	51,734	57,864
Net income before taxes	6,488	7,334	6,158	13,822	11,982
Income tax expense	1,392	1,423	1,567	2,815	2,686
Net income	$5,096	$5,911	$4,591	$11,007	$9,296

FIRST CAROLINA FINANCIAL SERVICES, INC.
FINANCIAL TABLES

Financial Highlights (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands except per share amounts)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Selected Operating Data:
Interest income	$46,846	$45,741	$46,358	$92,587	$90,767
Interest expense	21,258	20,214	22,829	41,472	43,452
Net interest income	25,588	25,527	23,529	51,115	47,315
Provision (recovery) for credit losses	273	(398)	(169)	(125)	363
Noninterest income	6,675	7,641	13,206	14,316	22,894
Noninterest expense	25,502	26,232	30,746	51,734	57,864
Income tax expense	1,392	1,423	1,567	2,815	2,686
Net income	5,096	5,911	4,591	11,007	9,296
Share and Per Share Data:
Basic earnings per share	$0.16	$0.24	$0.18	$0.35	$0.37
Diluted earnings per share	$0.20	$0.24	$0.18	$0.44	$0.37
Book value per share (at period end)	$13.88	$14.36	$14.00	$13.88	$14.00
Tangible book value per share[1]	$11.66	$11.52	$11.28	$11.66	$11.28
Shares of common stock outstanding	31,068,852	24,614,852	24,965,054	31,068,852	24,965,054
Weighted average diluted shares outstanding	25,235,701	24,610,368	24,955,621	24,924,762	24,946,966
Selected Balance Sheet Data:
Total assets	$3,405,929	$3,418,377	$3,386,495	$3,405,929	$3,386,495
Securities available-for-sale, at fair value	325,341	331,641	284,608	325,341	284,608
Securities held-to-maturity, at fair value	-	-	37,421	-	37,421
Gross loans held for investment (LHFI)	2,742,549	2,684,469	2,696,875	2,742,549	2,696,875
Allowance for credit losses	22,064	21,121	21,760	22,064	21,760
Goodwill and other intangible assets	69,009	69,702	67,870	69,009	67,870
Deposits	2,830,715	2,966,594	2,938,224	2,830,715	2,938,224
Sub debt	63,489	63,463	63,383	63,489	63,383
Other borrowings	50,000	-	-	50,000	-
Total shareholders' equity	431,204	353,354	349,545	431,204	349,545
1 Considered non-GAAP financial measure - See "Non-GAAP Financial Measures.”

FIRST CAROLINA FINANCIAL SERVICES, INC.
FINANCIAL TABLES

Financial Highlights - continued (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Performance Ratios:
Pre-tax pre-provision net revenue (PPNR)[1]	$6,761	$6,936	$5,989	$13,697	$12,345
Return on average assets (ROAA)[2]	0.60%	0.70%	0.56%	0.65%	0.58%
Return on average equity[2]	5.71	6.80	5.36	6.25	5.46
Return on average tangible common equity (ROATCE)[1]	7.09	8.50	6.69	7.78	6.55
Net interest margin	3.23	3.25	3.05	3.24	3.14
Efficiency ratio[1]	79.05	79.35	83.70	79.20	82.42
Noninterest income to average total assets	0.79	0.91	1.61	0.85	1.43
Noninterest income to total revenue	20.69	23.04	35.95	21.88	32.61
Noninterest expense to average total assets	3.01	3.12	3.74	3.07	3.60
Average interest-earning assets to average interest-bearing liabilities	133.15	139.47	135.03	136.22	139.63
Average equity to average total assets	10.53	10.34	10.41	10.43	10.61
Asset Quality Data:
Nonperforming assets to total assets	0.65%	0.65%	0.89%	0.65%	0.89%
Nonperforming loans to gross LHFI	0.81	0.83	0.90	0.81	0.90
Total allowance for credit losses to nonperforming loans	99.07	94.54	89.75	99.07	89.75
Total allowance for credit losses to total LHFI	0.80	0.79	0.81	0.80	0.81
Net charge-offs to average LHFI	0.00	0.00	0.00	0.00	0.00
Balance Sheet and Capital Ratios:
Loan-to-deposit ratio	96.89%	90.49%	91.79%	96.89%	91.79%
Noninterest bearing deposits to total deposits	19.89	22.20	19.64	19.89	19.64
Total shareholders' equity to total assets	12.66	10.34	10.32	12.66	10.32
Tangible common equity to tangible assets[1]	10.85	8.47	8.49	10.85	8.49
Other:
Number of branches	9	9	9	9	9
Number of full-time equivalent employees	269	269	312	275	312
1 Considered non-GAAP financial measure - See "Non-GAAP Financial Measures.”
2 Annualized calculations shown for quarterly periods presented.

FIRST CAROLINA FINANCIAL SERVICES, INC.
FINANCIAL TABLES

QTD Average Balances and Yields/Rates (unaudited)
	As of and for the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in thousands)	Average balance	Interest income/expense	Average yields earned/rates paid	Average balance	Interest income/expense	Average yields earned/rates paid	Average balance	Interest income/expense	Average yields earned/rates paid
Assets:
Loans	$2,688,901	$41,592	6.20%	$2,656,562	$40,063	6.12%	$2,671,797	$41,174	6.18%
Securities, available for sale	328,941	3,786	4.62%	319,900	3,693	4.68%	194,246	2,448	5.05%
Securities, held to maturity	-	-	0.00%	-	-	0.00%	40,360	553	5.50%
Deposits in banks and short-term investments	156,891	1,468	3.75%	210,574	1,985	3.82%	184,541	2,183	4.74%
Total interest earning assets	3,174,733	46,846	5.92%	3,187,036	45,741	5.82%	3,090,944	46,358	6.02%
Noninterest-earning assets	223,606			221,340			207,726
Total assets	$3,398,339			$3,408,376			$3,298,670
Liabilities and shareholders’ equity
Transaction accounts	$517,257	$4,373	3.39%	$389,712	$3,138	3.27%	$295,503	$2,843	3.86%
Money market and savings	972,528	7,654	3.16%	847,186	6,294	3.01%	614,315	5,326	3.48%
Time deposits	799,742	7,924	3.97%	972,238	9,644	4.02%	1,291,002	13,270	4.12%
Total interest-bearing deposits	2,289,527	19,951	3.50%	2,209,136	19,076	3.50%	2,200,820	21,439	3.91%
Sub debt	63,480	1,014	6.41%	63,453	1,019	6.51%	63,374	1,158	7.33%
Borrowings	31,348	293	3.75%	12,534	119	3.85%	24,801	232	3.75%
Total interest-bearing liabilities	2,384,355	21,258	3.58%	2,285,123	20,214	3.59%	2,288,995	22,829	4.00%
Noninterest-bearing demand deposits	620,825			731,313			623,172
Other liabilities	35,442			39,646			43,011
Shareholders’ equity	357,717			352,294			343,492
Total liabilities and shareholders’ equity	$3,398,339			$3,408,376			$3,298,670
Net interest spread			2.34%			2.23%			2.02%
Net interest income and spread		$25,588			$25,527			$23,529
Net interest income/margin			3.23%			3.25%			3.05%
Cost of total deposits			2.75%			2.63%			3.05%
Cost of total funding			2.84%			2.72%			3.14%

FIRST CAROLINA FINANCIAL SERVICES, INC.
FINANCIAL TABLES

YTD Average Balances and Yields/Rates (unaudited)
	As of and for the Six Months Ended
	June 30, 2026			June 30, 2025
(dollars in thousands)	Average balance	Interest income/ expense	Average yields earned/rates paid	Average balance	Interest income/ expense	Average yields earned/rates paid
Assets:
Loans	$2,672,821	$81,655	6.16%	$2,654,768	$81,112	6.16%
Securities, available for sale	324,446	7,478	4.65%	153,968	4,047	5.30%
Securities, held to maturity	-	-	0.00%	44,833	1,208	5.43%
Deposits in banks and short-term investments	183,584	3,454	3.79%	189,171	4,400	4.69%
Total interest earning assets	3,180,851	92,587	5.87%	3,042,740	90,767	6.02%
Noninterest-earning assets	222,479			193,504
Total assets	$3,403,330			$3,236,244
Liabilities and shareholders’ equity
Transaction accounts	453,837	7,511	3.34%	299,450	5,761	3.88%
Money market and savings	910,203	13,948	3.09%	601,652	10,333	3.46%
Time deposits	885,513	17,568	4.00%	1,193,282	24,785	4.19%
Total interest-bearing deposits	2,249,553	39,027	3.50%	2,094,384	40,878	3.94%
Sub debt	63,467	2,033	6.46%	63,360	2,140	6.81%
Borrowings	21,993	412	3.78%	21,456	434	4.08%
Total interest-bearing liabilities	2,335,013	41,472	3.58%	2,179,200	43,452	4.02%
Non-interest-bearing demand deposits	675,764			668,783
Other liabilities	37,532			45,912
Shareholders’ equity	355,021			342,349
Total liabilities and shareholders’ equity	$3,403,330			$3,236,244
Net interest spread			2.29%			1.99%
Net interest income and spread		$51,115			$47,315
Net interest income/margin			3.24%			3.14%
Cost of total deposits			2.69%			2.98%
Cost of total funding			2.78%			3.08%

FIRST CAROLINA FINANCIAL SERVICES, INC.
FINANCIAL TABLES

Loan Data (unaudited)
	As of the Quarter Ended
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Construction, land & land development	$325,384	11.9%	$283,894	10.6%	$330,465	12.3%
Other commercial real estate	1,475,934	53.8%	1,449,799	54.0%	1,493,746	55.4%
Owner-occupied real estate	270,838	9.9%	268,905	10.0%	283,528	10.5%
Commercial, industrial & agricultural	313,056	11.4%	327,404	12.2%	297,347	11.0%
Residential real estate	355,291	13.0%	352,532	13.1%	289,823	10.7%
Consumer	2,046	0.1%	1,935	0.1%	1,966	0.1%
Gross loans held for investment	$2,742,549		$2,684,469		$2,696,875
Allowance for credit losses on LHFI	(22,064)		(21,121)		(21,760)
Net loans held for investment	$2,720,485		$2,663,348		$2,675,115

Nonperforming Assets (unaudited)

	As of the Quarter Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Nonaccrual loans	$22,272	$22,340	$24,245
Past due loans 90 days and still accruing	-	-	-
Total nonperforming loans	$22,272	$22,340	$24,245
Other nonperforming assets	-	-	5,780
Other real estate owned	-	-	-
Total nonperforming assets	$22,272	$22,340	$30,025
Nonperforming loans to gross loans	0.81%	0.83%	0.90%
Nonaccrual loans to gross loans	0.81%	0.83%	0.90%
Nonaccrual loans to total assets	0.65%	0.65%	0.72%
Nonperforming assets to total assets	0.65%	0.65%	0.89%

Non-GAAP Financial Measures
Some of the financial measures discussed or presented in this press release or the accompanying financial tables are non-GAAP financial measures. In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional non-GAAP financial measures. Management uses these non-GAAP financial measures because it believes they may provide useful supplemental information for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures may also provide users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as a comparison to financial results for prior periods. These non-GAAP financial measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies.

Tangible common equity is defined as total shareholders’ equity less goodwill and other intangible assets.

Tangible book value per share is defined as tangible common equity divided by total common shares outstanding. We believe this measure is important because it shows changes from period to period in book value per share exclusive of changes in intangible assets.

Tangible common equity to tangible assets is defined as the ratio of tangible common equity divided by total tangible assets. We believe this measure is important because it shows relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

Return on average tangible common equity (ROATCE) is defined as the ratio of net income to average tangible common equity (as defined above).

Efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income, excluding only gains from securities transactions. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.

Pretax pre-provision return (PPNR) is defined as net income plus income tax expense plus provision (minus recovery) for credit losses.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP. However, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, these disclosures should not be considered as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we disclose for the non-GAAP financial measures, but may calculate them differently.

FIRST CAROLINA FINANCIAL SERVICES, INC.
NON-GAAP RECONCILIATION

Tangible Book Value per Share / Tangible Common Equity to Tangible Assets (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total shareholders' equity (GAAP)	$431,204	$353,354	$349,545	$431,204	$349,545
Less: goodwill and intangibles	(69,009)	(69,702)	(67,870)	(69,009)	(67,870)
Tangible common equity (Non-GAAP)	$362,195	$283,652	$281,675	$362,195	$281,675
Common shares outstanding	31,068,852	24,614,852	24,965,054	31,068,852	24,965,054
Book value per common share (GAAP)	13.88	14.36	14.00	13.88	14.00
Tangible book value per common share (Non-GAAP)	11.66	11.52	11.28	11.66	11.28
Total assets (GAAP)	$3,405,929	$3,418,377	$3,386,495	$3,405,929	$3,386,495
Less: goodwill and intangibles	(69,009)	(69,702)	(67,870)	(69,009)	(67,870)
Tangible assets	$3,336,920	$3,348,675	$3,318,625	$3,336,920	$3,318,625
Tangible common equity to tangible assets (Non-GAAP)	10.85%	8.47%	8.49%	10.85%	8.49%

Return on Average Tangible Common Equity (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (GAAP)	$5,096	$5,911	$4,591	$11,007	$9,296
Average shareholders' equity	357,717	352,294	343,492	355,020	343,575
Return on average equity	5.71%	6.80%	5.36%	6.25%	5.46%
Average shareholders' equity	$357,717	$352,294	$343,492	$355,020	$343,575
Less: average goodwill and intangibles	(69,463)	(70,156)	(68,398)	(69,807)	(57,167)
Average tangible common equity (Non-GAAP)	288,254	282,138	275,094	285,213	286,408
Return on average tangible common equity (Non-GAAP)	7.09%	8.50%	6.69%	7.78%	6.55%

Efficiency Ratio (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net interest income	$25,588	$25,527	$23,529	$51,115	$47,315
Noninterest income (loss)	6,675	7,641	13,206	14,316	22,894
Adjusted for:
Gain (loss) on sale of securities	-	108	-	108	-
Adjusted revenue	$32,263	$33,060	$36,735	$65,323	$70,209
Total noninterest expense	25,502	26,232	30,746	51,734	57,864
GAAP-based efficiency ratio	79.04%	79.35%	83.70%	79.20%	82.42%

FIRST CAROLINA FINANCIAL SERVICES, INC.
NON-GAAP RECONCILIATION

Pretax pre-provision return (unaudited)
	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (GAAP-based)	$5,096	$5,911	$4,591	$11,007	$9,296
Plus:
Income tax expense	1,392	1,423	1,567	2,815	$2,686
Provision (recovery) for credit losses	273	(398)	(169)	(125)	$363
Pre-tax, pre-provision return	$6,761	$6,936	$5,989	$13,697	$12,345